10f-3 Transactions Summary
Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Strategic Growth
Security
Visa Inc - Class A Shares
Advisor
EIMCO
Transaction
Date
3/19/08
Cost
51617
Offering Purchase
0.01
Broker
Zeigler Capital Mkts
Underwriting
Syndicate
Members
Goldman Sachs Co.
JP Morgan Securities Inc
Wachovia Capital Markets LLC